                           PURCHASE AND SALE AGREEMENT

                                      AMONG

                              HERCULES INCORPORATED

                             HERCULES NEDERLAND B.V.

                                       AND

                        GIVAUDAN-ROURE (INTERNATIONAL) SA

                          DATED AS OF FEBRUARY 4, 1997
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                        Table of Contents

                                                             Page
                                                             ----

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

1.   DEFINITIONS AND INTERPRETATION. . . . . . . . . . . . . .  4
     1.1  Capitalized Terms. . . . . . . . . . . . . . . . . .  4
          1.1.1     Consolidated Subsidiaries. . . . . . . . .  4
          1.1.2     Downward Adjustment. . . . . . . . . . . .  4
          1.1.3     HNBV Tastemaker B.V. Interest. . . . . . .  5
          1.1.4     Upward Adjustment. . . . . . . . . . . . .  5
          1.1.5     Voting Agreement . . . . . . . . . . . . .  5
          1.1.6     Wrap Agreement . . . . . . . . . . . . . .  5
     1.2  Accounting Terms . . . . . . . . . . . . . . . . . .  5
     1.3  Construction . . . . . . . . . . . . . . . . . . . .  5
     1.4  Captions and Headings. . . . . . . . . . . . . . . .  5
     1.5  No Party Deemed Drafter. . . . . . . . . . . . . . .  6
     1.6  Reformation. . . . . . . . . . . . . . . . . . . . .  6
     1.7  Currency . . . . . . . . . . . . . . . . . . . . . .  6
     1.8  Materiality. . . . . . . . . . . . . . . . . . . . .  6

2.   PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . .  8
     2.1  Purchase and Sale Transaction. . . . . . . . . . . .  8
     2.2  Consideration. . . . . . . . . . . . . . . . . . . .  8
     2.3  Closing. . . . . . . . . . . . . . . . . . . . . . . 10

3.   REPRESENTATIONS AND WARRANTIES OF HERCULES AND HNBV . . . 10
     3.1. Organization, Standing and Power . . . . . . . . . . 10
     3.2. Ownership of HFI and HCI; HFI and HCI Ownership of
          Tastemaker . . . . . . . . . . . . . . . . . . . . . 11
     3.3. HNBV Interest in Tastemaker B.V. . . . . . . . . . . 11
     3.4. Authority. . . . . . . . . . . . . . . . . . . . . . 12
     3.5. Consents and Approvals; No Violation . . . . . . . . 13
     3.6. Brokers. . . . . . . . . . . . . . . . . . . . . . . 15
     3.7. Transactions with Affiliates . . . . . . . . . . . . 15
     3.8. Agreements with Mallinckrodt . . . . . . . . . . . . 16

4.   REPRESENTATIONS AND WARRANTIES OF GRI . . . . . . . . . . 16
     4.1  Organization, Standing and Power . . . . . . . . . . 16
     4.2  Authority. . . . . . . . . . . . . . . . . . . . . . 16
     4.3  Consents and Approvals; No Violation . . . . . . . . 17
     4.4  Financial Capabilities . . . . . . . . . . . . . . . 18

5.   COVENANTS OF HERCULES . . . . . . . . . . . . . . . . . . 19
     5.1  Documents to be delivered by Hercules and HNBV at
          Closing. . . . . . . . . . . . . . . . . . . . . . . 19

6.   COVENANTS OF GRI. . . . . . . . . . . . . . . . . . . . . 20
     6.1  Deliveries by GRI at Closing . . . . . . . . . . . . 20
     6.2  Constructive Termination . . . . . . . . . . . . . . 20
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7.   MUTUAL COVENANTS OF HERCULES, HNBV AND GRI. . . . . . . . 21
     7.1  Satisfaction of Conditions . . . . . . . . . . . . . 21
     7.2  Further Assurances . . . . . . . . . . . . . . . . . 21

8.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
          COVENANTS; INDEMNITY FOR DAMAGES . . . . . . . . . . 22

     8.1  Survival . . . . . . . . . . . . . . . . . . . . . . 22
     8.2  Limitations of Remedies. . . . . . . . . . . . . . . 23
     8.3  Indemnification Procedures . . . . . . . . . . . . . 23
     8.4  Claims Made in Written Notice. . . . . . . . . . . . 23

9.   RESOLUTION OF DISPUTES. . . . . . . . . . . . . . . . . . 24
     9.1  Conclusive and Exclusive . . . . . . . . . . . . . . 24
     9.2  Forum and Waivers. . . . . . . . . . . . . . . . . . 24

10.  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . 25
     10.1 Conditions to Obligations of GRI . . . . . . . . . . 25

     10.1.1    Accuracy of Representations and
               Warranties. . . . . . . . . . . . . . . . . . . 25
     10.1.2    Performance of Agreements. . . . . . . . . . . .25
     10.1.3    Officers' Certificates . . . . . . . . . . . . .25
     10.1.4    Wrap Agreement Conditions. . . . . . . . . . . .26
     10.1.5    Legal Opinion. . . . . . . . . . . . . . . . . .26
     10.2      Conditions to Obligations of Hercules. . . . . .26
     10.2.1    Accuracy of Representations and
               Warranties. . . . . . . . . . . . . . . . . . . 26
     10.2.2    Performance of Agreements. . . . . . . . . . . .26
     10.2.3    Officer's Certificate. . . . . . . . . . . . . .27
     10.2.4    Wrap Agreement Conditions. . . . . . . . . . . .27
     10.2.5    Legal Opinion. . . . . . . . . . . . . . . . . .27

11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 28
     11.1 Termination and Cancellation . . . . . . . . . . . . 28
     11.2 Effect of Termination. . . . . . . . . . . . . . . . 29
     11.3 Notices. . . . . . . . . . . . . . . . . . . . . . . 29
          11.3.1    Hercules Notice Address. . . . . . . . . . 30
          11.3.2    HNBV Notice Address. . . . . . . . . . . . 31
          11.3.3    GRI Notice Address . . . . . . . . . . . . 31
     11.4 Assignment . . . . . . . . . . . . . . . . . . . . . 32
     11.5 Waiver . . . . . . . . . . . . . . . . . . . . . . . 32
     11.6 Amendments . . . . . . . . . . . . . . . . . . . . . 32
     11.7 Limitations on Rights of Third Parties . . . . . . . 32
     11.8 Counterparts . . . . . . . . . . . . . . . . . . . . 33
     11.9 Governing Law. . . . . . . . . . . . . . . . . . . . 33
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                               Table of Appendices


     Appendix A     --   Form of Legal Opinion


        THE TABLE OF APPENDICES SET FORTH ABOVE BRIEFLY IDENTIFIES THE CONTENTS OF ALL OMITTED APPENDICES TO THE PURCHASE AND SALE AGREEMENT DATED AS OF FEBRUARY 4, 1997 AMONG HERCULES INCORPORATED, HERCULES NEDERLAND B.V., AND GIVAUDAN-ROURE (INTERNATIONAL) SA (THE "AGREEMENT"). A LIST BRIEFLY IDENTIFYING THE CONTENTS OF ALL OMITTED SCHEDULES TO THE AGREEMENT IS AS FOLLOWS:

                SCHEDULE 3.5 - CONTRACTS THAT REQUIRE CONSENT TO THE
                               TRANSACTION

                SCHEDULE 3.7 - TRANSACTIONS BETWEEN HERCULES, HNBV, HFI OR HCI
                               AND ANY OF THE COMPANIES

                SCHEDULE 3.8 - AGREEMENTS WITH MALLINCKRODT OR ITS AFFILIATES

HERCULES INCORPORATED WILL FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED APPENDIX OR SCHEDULE TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.
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                           PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement (the "Purchase Agreement"), dated as of February 4, 1997, is made and entered into by and among HERCULES INCORPORATED, a Delaware corporation ("Hercules"),

HERCULES NEDERLAND B.V., a Netherlands limited liability entity and wholly owned subsidiary of Hercules ("HNBV"), and GIVAUDAN-ROURE (INTERNATIONAL) SA, a Swiss corporation ("GRI").

                                    RECITALS

     A. Tastemaker, a general partnership organized and existing under the laws of the State of Delaware ("Tastemaker"), and Tastemaker B.V., a limited liability entity organized and existing under the laws of The Netherlands ("Tastemaker B.V."), together are engaged globally, both directly and indirectly through their respective subsidiaries, in the development, manufacture and sale of ingredients and compounds used primarily to provide flavor or taste in food and beverage products (the "Business").

     B. Tastemaker is owned forty percent (40%) by Hercules Flavor, Inc., a Delaware corporation ("HFI") and wholly owned subsidiary of Hercules, ten percent (10%) by Hercules Credit, Inc., a Delaware corporation ("HCI") and wholly owned subsidiary of Hercules, and fifty percent (50%) by Fries & Fries, Inc., a Delaware corporation ("F&F") and wholly owned subsidiary of Mallinckrodt Inc., a New York corporation ("Mallinckrodt").

     C. Tastemaker B.V. is owned one percent (1%) by Tastemaker, forty-nine and one-half percent (49.5%) by F&F and forty-nine and one-half percent (49.5%) by HNBV.

     D. GRI or certain Affiliates of Roche Holdings, Inc., a Delaware corporation ("Roche" and, together with GRI, the "Interested Persons") and GRI, as the case may be, ("GRI" together with such Affiliates, the "Designated Buyers") and Tastemaker intend to enter into a series of Purchase and Sale Agreements (the "Designated Transaction Agreements"), subject and pursuant to which and prior to the consummation of the transactions contemplated by this Agreement, the F&F Transaction Agreement (as hereinafter defined) and the Contribution Agreement
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(as hereinafter defined), Tastemaker shall transfer to the Designated Buyers, and the Designated Buyers shall acquire, all of Tastemaker's foreign subsidiaries, Tastemaker Finance, Inc., a Delaware corporation ("TFI"), and Tastemaker's one percent (1%) interest in Tastemaker B.V. in exchange for payment by the Designated Buyers of cash in the amounts specified in the Wrap Agreement (as hereinafter defined).

     E. Roche has organized a Delaware wholly owned subsidiary ("Newco"), which will be, prior to the consummation of the transactions contemplated by the Contribution Agreement (as hereinafter defined), capitalized with 100% of the issued and outstanding common stock of Givaudan-Roure Corporation, a Delaware corporation.

     F. Hercules, Mallinckrodt and the Interested Persons are parties to that certain Agreement as of the date hereof, which sets forth certain representations, warranties, covenants and agreements relating to, among other issues, the transfer by Hercules and HNBV to GRI of HNBV's interest in Tastemaker B.V. and the contribution by Mallinckrodt to Newco of Mallinckrodt's interest in F&F (the "Wrap Agreement").

     G. Hercules and HNBV desire that HNBV transfer to GRI, and GRI desires to acquire, HNBV's interest in Tastemaker B.V. through the acquisition by GRI of HNBV's forty-nine and one-half percent (49.5%) interest in Tastemaker B.V. for cash, subject and pursuant to the terms and conditions of this Purchase Agreement and the Wrap Agreement.

     H. The transfer by F&F to GRI of F&F's interest in Tastemaker B.V. is covered by that certain Purchase and Sale Agreement as of the date hereof entered into between F&F and GRI (the "F&F Transaction Agreement"), and (i) neither Hercules nor HNBV shall have any liabilities, responsibilities or obligations with respect to any representation, warranty, covenant or agreement set forth in the F&F Transaction Agreement, and (ii) except as expressly provided in Section 5.5 of the Contribution Agreement (as hereinafter defined), Mallinckrodt shall have no liabilities, responsibilities or obligations with respect to any representation, warranty, covenant or agreement set forth in the F&F Transaction Agreement.

     I. The contribution by Mallinckrodt to Newco of Mallinckrodt's interest in F&F is covered by the Wrap Agreement and that certain Contribution Agreement entered into among Mallinckrodt, Roche, GRI and Newco concurrently herewith (the "Contribution Agreement"), and neither Hercules nor HNBV shall have any liabilities, responsibilities or obligations with respect to any representation, warranty, covenant or agreement set forth in the Contribution Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
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1.   DEFINITIONS AND INTERPRETATION

     1.1 Capitalized Terms. Capitalized terms used in this Purchase Agreement and not otherwise defined shall have the meanings ascribed to such terms in the Wrap Agreement. In addition, the following capitalized terms, when used in this Purchase Agreement and not otherwise defined, shall have the following indicated meanings:

          1.1.1 Consolidated Subsidiaries shall mean those persons and entities, the assets, liabilities or results of operations of which are included, or required by GAAP to be included, in the consolidated financial statements of GRI.

          1.1.2 Downward Adjustment shall have the meaning ascribed to such term in Section 2.2 hereof.

          1.1.3 HNBV Tastemaker B.V. Interest shall have the meaning ascribed to such term in Section 3.3 of this Purchase Agreement.

          1.1.4 Upward Adjustment shall have the meaning ascribed to such term in Section 2.2 hereof.

          1.1.5 Voting Agreement shall mean that certain power of attorney dated August 31, 1994 given to Tastemaker by HNBV and F&F, pursuant to which Tastemaker is given the power to represent, and vote the interests of, HNBV and F&F in the general meetings of shareholders of Tastemaker B.V.

          1.1.6 Wrap Agreement shall have the meaning ascribed to such term in Recital F of this Purchase Agreement.

     1.2 Accounting Terms. Accounting terms used in this Purchase Agreement and not otherwise defined shall have the meanings ascribed thereto under GAAP.

     1.3 Construction. Unless the context clearly indicates to the contrary, words singular or plural in number shall be deemed to include the other and pronouns having a neuter, masculine or feminine gender shall be deemed to include and refer to any and all genders. Whenever the terms "herein," "hereunder," or words of like import are used in this Purchase Agreement, the intended reference is to the entire Purchase Agreement and not to the clause, sentence or section in which such word appears.

     1.4 Captions and Headings. The captions and headings in this Purchase Agreement are inserted for convenience of reference only and shall not be considered a part of, or affect the construction or interpretation of, any provision of this Purchase Agreement.

     1.5 No Party Deemed Drafter. This Purchase Agreement represents the culmination of extensive and arms length
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negotiations between the parties. No party shall be deemed the drafter of this
Purchase Agreement, and this Purchase Agreement shall not be construed for or against any party by reason of a particular party being deemed the drafter.

     1.6 Reformation. Should any term or condition of this Purchase Agreement be determined by a court of competent jurisdiction to be unenforceable for any reason, including, without limitation, violation of statute or public policy, such provision shall, if possible, be reformed by the parties hereto or, if the parties cannot agree, by the appropriate court of competent jurisdiction to comply with applicable legal requirements in a manner that is as close in its intent and effect to the original provision as possible or, if such reformation cannot be accomplished, shall be stricken without affecting the validity of any other term or condition of this Purchase Agreement.

     1.7 Currency. All references in this Purchase Agreement to "dollars" or "$" shall be deemed to mean and refer to United States dollars.

     1.8 Materiality. Whenever the terms "material" or "material adverse effect" are used in Section 3 and Section 10.1 of this Purchase Agreement, such terms shall be interpreted and construed as meaning "material" to the business, assets, condition (financial or otherwise) or results of operations of HNBV, HFI or HCI, taken as a whole, or referencing a "material adverse effect" on the business, assets, condition (financial or otherwise) or results of operations of HNBV, HFI or HCI, taken as a whole; provided, however, that any such effect caused by or resulting from (i) any change in generally accepted accounting principles, (ii) the announcement or pendency of the transactions contemplated by the Transaction Documents or the D&F Transaction Agreements, (iii) fluctuations in the relative values of domestic and/or foreign currencies, or
(iv) any change in economic conditions generally shall not be considered when determining whether a material adverse effect has occurred. Whenever the terms "material" or "material adverse effect" are used in Sections 4 and 6 and Section
10.2 of this Purchase Agreement, such terms shall be interpreted and construed as meaning "material" to the business, assets, condition (financial or otherwise) or results of operations of GRI and its Consolidated Subsidiaries, taken as a whole, or referencing a "material adverse effect" on the business, assets, condition (financial or otherwise) or results of operations of GRI and its Consolidated Subsidiaries, taken as a whole; provided, however, that any such effect caused by or resulting from (i) any change in generally accepted accounting principles, (ii) the announcement or pendency of the transactions contemplated by the Transaction Documents or the D&F Transaction Agreements,
(iii) fluctuations in the relative values of domestic and/or foreign currencies, or (iv) any change in economic conditions generally shall not be considered when determining whether a material adverse effect has occurred.
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2.   PURCHASE AND SALE

     2.1 Purchase and Sale Transaction. Subject and pursuant to the terms and conditions of this Purchase Agreement and the Wrap Agreement, HNBV shall transfer to GRI, and GRI shall acquire, HNBV's forty-nine and one-half percent (49.5%) interest in Tastemaker B.V. for cash, as provided in Section 2.2 below. Hercules and HNBV shall be solely responsible for all covenants, representations, warranties, liabilities and obligations of Hercules and HNBV under this Purchase Agreement, and neither Mallinckrodt nor F&F shall have any responsibilities, liabilities or obligations under this Purchase Agreement.

     2.2 Consideration. On the Closing Date, GRI shall deliver to HNBV cash in an amount equal to forty-nine and one-half percent (49.5%) of the Estimated Tastemaker B.V. Value. The Tastemaker B.V. Value shall be determined in accordance with Section 2.6.2 of the Wrap Agreement. Within ten (10) days after the date upon which the Tastemaker B.V. Working Capital Adjustment and the Tastemaker B.V. Long-Term Liabilities Adjustment are finally determined pursuant to Section 2.6.2 of the Wrap Agreement (whether by agreement of the parties, dispute resolution or as a result of the failure to timely provide a required notice), then either (i) if the Tastemaker B.V. Working Capital Adjustment and the Tastemaker B.V. Long-Term Liabilities Adjustment as finally determined result in a Tastemaker B.V. Value that is higher than the Estimated Tastemaker B.V. Value determined and paid on the Closing Date (the amount by which the Tastemaker B.V. Value exceeds the Estimated Tastemaker B.V. Value being hereinafter referred to as the "Upward Adjustment"), GRI shall pay to HNBV cash in an amount equal to 49.5% of the Upward Adjustment, as well as interest on such amount, or (ii) if the Tastemaker B.V. Working Capital Adjustment and the Tastemaker B.V. Long-Term Liabilities Adjustment as finally determined result in a Tastemaker B.V. Value that is lower than the Estimated Tastemaker B.V. Value determined and paid on the Closing Date (the amount by which such Estimated Tastemaker B.V. Value exceeds the Tastemaker B.V. Value being hereinafter referred to as the "Downward Adjustment"), HNBV shall pay to GRI an amount equal to 49.5% of the Downward Adjustment, as well as interest on such amount. Interest shall be paid from and including the Closing Date through, but excluding, the date of payment at a rate per annum equal to the rate of interest announced by Morgan Guaranty Trust Company of New York from time to time as its Base Rate in New York City in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days allowed.

     2.3 Closing. The closing of the transactions contemplated by this Purchase Agreement shall occur at the time and place, and on the Closing Date established by the parties under and pursuant to the Wrap Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF HERCULES AND HNBV

     Hercules and HNBV jointly and severally represent and warrant to GRI as of the date hereof and as of the Closing Date as follows:

     3.1. Organization, Standing and Power. Hercules is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as conducted on the date hereof. HFI is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as conducted on the date hereof. HCI is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as conducted on the date hereof. HNBV is a limited liability entity duly organized and validly existing under the laws of The Netherlands and has the requisite power and authority to carry on its business as conducted on the date hereof.

     3.2. Ownership of HFI and HCI; HFI and HCI Ownership of Tastemaker. Hercules owns all of the issued and outstanding shares of capital stock of HFI and HCI. HFI owns a forty percent (40%) partnership interest in Tastemaker, and HCI owns a ten percent (10%) partnership interest in Tastemaker. Except as provided in the Partnership Agreement, there are no options, warrants, calls, rights or agreements to which HFI or HCI is a party obligating HFI or HCI to issue, deliver, sell, repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired, any partnership interests in Tastemaker or obligating HFI or HCI to grant, extend or enter into any such option, warrant, call, right or agreement.

     3.3. HNBV Interest in Tastemaker B.V. HNBV owns a forty- nine and one-half percent (49.5%) interest in Tastemaker B.V. (the "HNBV Tastemaker B.V. Interest"), free and clear of all security interests, liens, claims, pledges, voting rights, charges and encumbrances of any nature whatsoever except for the Voting Agreement. The HNBV Tastemaker B.V. Interest has been duly authorized and validly issued and is fully paid. HNBV will transfer and deliver to GRI at the Closing valid title to the HNBV Tastemaker B.V. Interest, free and clear of all security interests, liens, claims, pledges, voting rights, charges and encumbrances of any nature except for the Voting Agreement. Except for this Purchase Agreement, there are no options, warrants, calls, rights or agreements to which HNBV is a party obligating HNBV to issue, deliver, sell, repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired, any ownership interests in Tastemaker B.V. or obligating HNBV to grant, extend or enter into any such option, warrant or agreement. A true and complete copy of the Voting Agreement has been made available to GRI.

     3.4. Authority. Hercules has all requisite power and authority to enter into this Purchase Agreement and the Wrap Agreement and to consummate the transactions contemplated hereby and thereby. HNBV has all requisite power and authority to enter into this Purchase Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Purchase Agreement and the Wrap Agreement by Hercules and the consummation by Hercules of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Hercules. The execution and delivery of this Purchase Agreement by HNBV and the consummation by HNBV of the transactions contemplated hereby have been duly authorized by all necessary action on the part of HNBV. This Purchase Agreement and the Wrap Agreement have been duly executed and delivered by Hercules and (assuming the due authorization, execution and delivery thereof by GRI and, with respect to the Wrap Agreement, Mallinckrodt) constitute the valid and binding obligations of Hercules, enforceable against Hercules in accordance with their respective terms. This Purchase Agreement has been duly executed and delivered by HNBV and (assuming the due authorization, execution and delivery by GRI) constitutes the valid and binding obligation of HNBV, enforceable against HNBV in accordance with its terms.

     3.5. Consents and Approvals; No Violation. Except as described on Schedule
3.5 to this Purchase Agreement, the execution and delivery of this Purchase Agreement and the Wrap Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material right or benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Hercules, HFI, HCI or HNBV under: (i) any provision of the Certificate of Incorporation or By-Laws of Hercules, HFI or HCI or any provisions of the charter or organizational documents of HNBV, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license by which Hercules, HFI, HCI or HNBV is bound or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation by which Hercules, HFI, HCI or HNBV is bound or to which any of their respective properties or assets is subject, other than, in the case of clauses (ii) and
(iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that would not reasonably be expected to have a material adverse effect on HFI, HCI and HNBV and would not impair the ability of Hercules to perform its obligations under this Purchase Agreement and the Wrap Agreement or the ability of HNBV to perform its obligations under this Purchase Agreement, prevent the consummation by Hercules or HNBV of any of the transactions contemplated hereby or thereby or, other than by reason of any act or omission of GRI or its respective subsidiaries, materially and adversely affect the rights and benefits of GRI hereunder. No filing, declaration or registration with, or consent, approval, order or authorization of, any Governmental Authority is required by, or with respect to, Hercules, HFI, HCI or HNBV in connection with the execution and delivery by Hercules of the Wrap Agreement or this Purchase Agreement, the execution and delivery by HNBV of this Purchase Agreement, the consummation by Hercules of the transactions contemplated by the Wrap Agreement and this Purchase Agreement or the consummation by HNBV of the transactions contemplated under this Purchase Agreement, except: (a) in connection or compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (b) for such filings, declarations, registrations, consents, approvals, orders and authorizations of the countries disclosed in APPENDIX F of the Wrap Agreement and such filings, declarations, registrations, consents, approvals, orders and authorizations that may be required under the laws of any other foreign country in which any of the Companies is organized, conducts any business or owns any property or assets; and (c) for such other filings, declarations, registrations, consents, orders and authorizations the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on Hercules, HFI, HCI or HNBV, and would not impair the ability of Hercules to perform its obligations under this Purchase Agreement or the Wrap Agreement, or impair the ability of HNBV to perform its obligations under this Purchase Agreement, prevent the consummation by Hercules and HNBV, or any of the transactions contemplated hereby or thereby or (other than by reason of any act or omission of GRI or its Affiliates), materially and adversely affect the rights and benefits of the Interested Persons hereunder and thereunder.

     3.6. Brokers. No broker, investment banker or other person, other than Dillon, Read & Co., Inc., the fees and expenses of which will be paid by Hercules, is entitled to any broker's, finder's or other similar fee or commission in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Purchase Agreement or the Wrap Agreement based on agreements or arrangements made by Hercules, HFI, HCI or HNBV.

     3.7. Transactions with Affiliates. Except as described on Schedule 3.7, there are no material transactions between Hercules, HFI, HCI or HNBV and any of the Companies other than any such transactions which have been entered into on an arms-length basis in the ordinary course of the Companies' business. True and complete copies of all of the agreements described on

Schedule 3.7 have been made available to GRI. All of the agreements described on
Schedule 3.7 are in full force and effect, and there exists no material default by any of Hercules, HFI, HCI or HNBV or, to the knowledge of Hercules and HNBV, any other person or entity under such agreements.

     3.8. Agreements with Mallinckrodt. Except as described on Schedule 3.8 to this Purchase Agreement, none of Hercules, HFI, HCI or HNBV is a party to any agreement with Mallinckrodt or F&F that is material to any of the Companies. True and complete copies of all agreements described on Schedule 3.8 have been made available to GRI. All agreements described on Schedule 3.8 are in full force and effect, and there exists no material default by any of Hercules, HFI, HCI or HNBV or, to the knowledge of Hercules and HNBV, Mallinckrodt or F&F under such agreements.

4.   REPRESENTATIONS AND WARRANTIES OF GRI

     GRI represents and warrants to Hercules and HNBV as of the date hereof and on the Closing Date as follows:

     4.1 Organization, Standing and Power. GRI is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has the requisite power and authority to carry on its business as conducted on the date hereof.

     4.2 Authority. GRI has all requisite power and authority to enter into this Purchase Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Purchase Agreement by GRI and the consummation by GRI of the transactions contemplated hereby have been duly authorized by all necessary action on the part of GRI. This Purchase Agreement has been duly executed and delivered by GRI and (assuming the due authorization, execution and delivery hereof by Hercules and HNBV) constitutes the valid and binding obligation of GRI, enforceable against GRI in accordance with its terms.

     4.3 Consents and Approvals; No Violation. The execution and delivery of this Purchase Agreement do not, and the consummation of the transactions hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material right or benefit under, (i) any provision of the charter or organizational documents of GRI, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license by which GRI is bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation by which GRI is bound or to which any of its properties or assets is subject, other than, in the case of clauses
(ii) and (iii), any such violations, defaults or rights that would not reasonably be expected to have a material adverse effect on GRI, and would not impair the ability of GRI to perform its obligations under this Purchase Agreement, prevent the consummation by GRI of any of the transactions contemplated by this Purchase Agreement or, other than by reason of any act or omission of Hercules and HNBV, materially and adversely affect the rights and benefits of Hercules and HNBV under this Purchase Agreement. No filing, declaration or registration with, or consent, approval, order or authorization of, any Governmental Authority is required by, or with respect to, GRI in connection with the execution and delivery by GRI of this Purchase Agreement or the consummation by GRI of the transactions contemplated by this Purchase Agreement except: (a) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, (b) for such filings, declarations, registrations, consents, approvals, orders and authorizations as are disclosed in APPENDIX F of the Wrap Agreement that may be required under the laws of any foreign country in which any of the Companies is organized, conducts any business or owns any property or assets, and (iii) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on GRI.

     4.4 Financial Capabilities. GRI has, and on the Closing Date will have, readily available cash and credit, or access thereto, in an amount sufficient to enable GRI to satisfy its obligations to make cash payments to HNBV at the time and in the manner required under this Purchase Agreement.

5.   COVENANTS OF HERCULES AND HNBV

     5.1 Documents to be delivered by Hercules and HNBV at Closing. On the Closing Date, and in addition to any other documents required to be delivered pursuant to this Purchase Agreement or the Wrap Agreement, Hercules and HNBV shall deliver (or cause to be delivered) to GRI the following, in form and substance reasonably satisfactory to GRI:

     (A) such instrument or instruments as are in form and substance sufficient to transfer to GRI all of HNBV's rights, title and interest in and to the HNBV Tastemaker B.V. Interest;

     (B) a receipt for the cash delivered on the Closing Date by GRI pursuant to Section 2.2 hereof;

     (C) duly executed assignments of all Intellectual Property owned by the Companies, including, without limitations, all Intellectual Property listed in Schedule 3.18 of the Disclosure Schedule to the Wrap Agreement, and registered in the name of Hercules or an Affiliate of Hercules and which has not been previously formally assigned to or registered in the name of any of the Companies;

     (D) a certificate of good standing for Hercules from the Secretary of State of the State of Delaware dated within twenty (20) days of the Closing Date;

     (E) a copy of the Certificate of Incorporation certified by the Secretary of State of the State of Delaware to be a true and complete copy thereof, which certification by said Secretary of State shall be dated within twenty (20) days of the Closing Date;

     (F) a copy of current Bylaws certified by the Secretary of Hercules to be true and complete copies of such documents and further certified to be in full force and effect without amendment; and

     (G) organizational documents of HNBV.

6.   COVENANTS OF GRI

     6.1 Deliveries by GRI at Closing. On the Closing Date, in addition to any other documents required to be delivered pursuant to this Purchase Agreement or the Wrap Agreement, GRI shall deliver or cause to be delivered to HNBV cash in the amount required under Section 2.2 hereof, and shall deliver (or cause to be delivered) to Hercules and HNBV a receipt for the items delivered pursuant to
Section 5.2 hereof, in form and substance reasonably satisfactory to Hercules and HNBV.

     6.2 Constructive Termination. Subsequent to the consummation of the transactions contemplated by the Contribution Agreement, and subject to Section 8.1.C. of the Partnership Agreement, GRI shall not make or permit F&F to make any transfer that will cause a constructive termination of Tastemaker as a general partnership under Section 708 of the Internal Revenue Code of 1986, as amended.

7.   MUTUAL COVENANTS OF HERCULES, HNBV AND GRI

     7.1 Satisfaction of Conditions. From and after the date hereof, each of Hercules, HNBV and GRI shall use their best efforts (individually or jointly, as the case may be) to cause all conditions precedent set forth in Sections 10.1 and 10.2 of this Purchase Agreement to be satisfied and fulfilled at the earliest practicable date, to the extent the satisfaction or fulfillment thereof is its responsibility hereunder or within its reasonable control. If any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions precedent to the obligations of any party to consummate the transactions contemplated by this Purchase Agreement, each party shall use its best efforts to cure or remove the effect of the event as expeditiously as possible; provided, however, that (without limitation) nothing set forth in this Section 7.1 shall be construed as requiring any party to institute litigation or expend any sums in the defense or settlement of litigation in order to cure or remove the effect of any such event.

     7.2 Further Assurances. After the Closing Date, each of Hercules, HNBV and GRI shall, from time to time upon any other party's request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further assignments, documents, instruments, transfers, conveyances, discharges, releases, assurances and consents, and shall take or cause to be taken such further actions, as such other party may reasonably request to further evidence or carry out the transactions contemplated by, and the purposes of, this Purchase Agreement.

8.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNITY FOR
     DAMAGES

     8.1 Survival. All representations and warranties of the parties made in this Purchase Agreement, and all covenants and agreements of the parties made in this Purchase Agreement and required to be performed on or before the Closing Date, shall survive until 5:00 p.m. Eastern Standard Time on the second annual anniversary of the Closing Date, notwithstanding any investigation heretofore made or omitted by the parties, and shall expire and be of no further force and effect after such time; provided that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 4.1 and 4.2 shall survive indefinitely. No party will have any liability to any other party arising out of a breach of any representation or warranty contained in this Purchase Agreement or of any covenant or agreement made in this Purchase Agreement and required to be performed on or before the Closing Date, unless the party claiming that such breach occurred gives to the other party hereto written notice and a detailed explanation of the alleged breach at or before 5:00 p.m. Eastern Standard Time on the last day of the applicable survival period; provided, however, that if notice of a claim is timely given, the claim specified in such notice, and the specific representation, warranty, covenant or agreement upon which any such claim is based, shall survive until such claim has been finally resolved.

     8.2 Limitations of Remedies. The indemnification remedy set forth in this
Section 8 and any injunctive or other equitable relief to which any party may be entitled from a court of appropriate jurisdiction shall be the sole remedies to which any party hereto is entitled for any breach or non-compliance with the provisions of this Purchase Agreement. Any recovery of Damages pursuant to the indemnification remedy set forth in this Section 8, shall be limited to a recovery of compensatory damages and shall not include any special, punitive, exemplary, incidental or consequential damages or damages of any similar type; provided that any such non-compensatory damages shall be recoverable if and to the extent awarded by a court or other adjudicative body of appropriate jurisdiction and authority at an outcome of any third party claim for which indemnification is otherwise available hereunder.

     8.3 Indemnification Procedures. The parties agree that the procedures for asserting claims for indemnification and recovery of Damages shall be as set forth in Section 8.8 of the Wrap Agreement.

     8.4 Claims Made in Written Notice. All claims for indemnification hereunder shall be made in a written notice setting forth, with particularity, the nature of the claim for which indemnification is sought. All parties agree that no claim for indemnification shall be made hereunder unless the party requesting indemnification shall have a good faith belief that it is entitled to indemnification hereunder.

9.   RESOLUTION OF DISPUTES

     9.1 Conclusive and Exclusive. Each and all disputes under this Purchase Agreement shall be conclusively and exclusively resolved in accordance with the terms and conditions set forth in Section 9 of the Wrap Agreement.

     9.2 Forum and Waivers. EACH OF GRI, HERCULES AND HNBV AGREES, EXCEPT TO THE EXTENT OTHERWISE PROVIDED IN THE TAX ANNEX TO THE WRAP AGREEMENT, THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS PURCHASE AGREEMENT, ITS VALIDITY OR PERFORMANCE, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT NEW YORK, NEW YORK, WHICH SHALL BE THE EXCLUSIVE FORUM FOR ALL SUCH ACTIONS, SUITS OR PROCEEDINGS. EACH OF GRI, HERCULES AND HNBV CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY STATE OR FEDERAL COURT SITUATED AT NEW YORK, NEW YORK HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO THE PARTIES AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SECTION 11.3 OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF NEW YORK. EACH OF GRI, HERCULES AND HNBV WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. EACH OF GRI, HERCULES AND HNBV HEREBY RECIPROCALLY AND IRREVOCABLY WAIVES TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE RELATING TO THIS PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.  CONDITIONS PRECEDENT

     10.1 Conditions to Obligations of GRI. The obligations of

GRI to consummate the transactions contemplated by this Purchase Agreement are subject to the satisfaction or waiver by GRI in writing of each of the following conditions precedent:

          10.1.1 Accuracy of Representations and Warranties. The representations and warranties of Hercules and HNBV made in this Agreement shall be true and correct in all material respects on the Closing Date.

          10.1.2 Performance of Agreements. Hercules and HNBV shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Purchase Agreement to be performed and complied with by them at or prior to the Closing Date.

          10.1.3 Officers' Certificates. GRI shall have received from each of Hercules and HNBV a certificate dated the Closing Date signed by a duly authorized responsible officer of Hercules or HNBV, as applicable, certifying to GRI that the representations and warranties of Hercules and HNBV made herein are true and correct in all material respects on the Closing Date as if made at and as of such date and that Hercules and HNBV have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Purchase Agreement to be performed and complied with by them at or prior to the Closing Date.

          10.1.4 Wrap Agreement Conditions. All of the conditions precedent to the obligations of GRI set forth in the Wrap Agreement shall have been satisfied or waived in writing by GRI.

          10.1.5 Legal Opinion. GRI shall have received the legal opinion, dated as of the Closing Date, of Hercules' Assistant General Counsel and Secretary with respect to those matters set forth in APPENDIX A to this Purchase Agreement.

          10.2 Conditions to Obligations of Hercules and HNBV. The obligations of Hercules and HNBV to consummate the transactions contemplated by this Purchase Agreement are subject to the satisfaction or waiver by Hercules and HNBV in writing of each of the following conditions precedent:

          10.2.1 Accuracy of Representations and Warranties. The representations and warranties of GRI made in this Agreement shall be true and correct in all material respects on the Closing Date.

          10.2.2 Performance of Agreements. GRI shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Purchase Agreement to be performed and complied with by them at or prior to the Closing Date.

          10.2.3 Officer's Certificate. Hercules and HNBV shall have received from GRI a certificate dated the Closing Date signed by a duly authorized officer of GRI delivering such certification and certifying that the representations and warranties of GRI made herein are true and correct in all material respects on the Closing Date and that GRI has performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Purchase Agreement to be performed or complied with by them at or prior to the Closing Date.

          10.2.4 Wrap Agreement Conditions. All of the conditions precedent to the obligations of Hercules and Mallinckrodt set forth in the Wrap Agreement shall have been satisfied or waived in writing by each of Hercules and Mallinckrodt.

          10.2.5 Legal Opinion. Hercules and HNBV shall have received the legal opinion, dated as of the Closing Date, of Vice President and General Counsel of Hoffmann-LaRoche Inc. with respect to those matters set forth in APPENDIX A to this Purchase Agreement.

11.  MISCELLANEOUS

          11.1 Termination and Cancellation. This Purchase Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

          11.1.1 By the mutual written consent of the parties hereto;

          11.1.2 By any party hereto if neither the terminating party nor an Affiliate of the terminating party is then in material breach of its obligations under any of the Transaction Documents or the D&F Transaction Agreements if the Closing Date has not occurred on or before the Closing Deadline;

          11.1.3 By any of Hercules, HNBV or GRI if any of the Wrap Agreement, the Contribution Agreement or the D&F Transaction Agreements is terminated in accordance with the terms thereof prior to consummation of the transactions contemplated thereby;

          11.1.4 By GRI if any of the conditions precedent set forth in Section
10.1 have not been satisfied on or before the date established as the Closing Date (as the same may be extended pursuant to Section 10.3 of the Wrap Agreement);

          11.1.5 By Hercules or HNBV if any of the conditions precedent set forth in Section 10.2 have not been satisfied on or before the date established as the Closing Date (as the same may be extended pursuant to Section 10.3 of the Wrap Agreement);

          11.1.6 By any party hereto not then in material breach of its obligations hereunder if another party hereto has materially breached any covenant herein, such breach is within the reasonable control of the breaching party and either (i) such breach is not capable of being cured or corrected, or
(ii) the breaching party has not cured or corrected such breach within ten (10) days after receipt of notice of such breach; or

          11.1.7 By either Hercules, HNBV or GRI if there shall be any law or regulation adopted subsequent to the date hereof that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

     11.2 Effect of Termination. Upon any termination of this Purchase Agreement, each party hereto shall bear all expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Purchase Agreement. No such termination shall relieve any party hereto of any liability for a breach of or default under this Purchase Agreement, which liability, including all expenses of each party hereto incurred in connection with the negotiation, preparation, execution and performance of this Purchase Agreement, shall continue notwithstanding such termination. The provisions of
Section 5.2 shall survive any termination of this Purchase Agreement.

     11.3 Notices. All notices, requests, consents, approvals, waivers and other communications hereunder shall be in writing and shall be deemed given or delivered on the earlier of (i) the date actually received if properly addressed and delivered to the addresses for notices set forth herein, regardless of how sent, or (ii) five (5) business days after being mailed by United States certified or registered mail, return receipt requested, with postage prepaid, in each case addressed in accordance with the following:

          11.3.1 Hercules Notice Address. Notices and other communications to Hercules shall be sent to the following addresses:

          Hercules Incorporated
          Hercules Plaza
          1313 North Market Street
          Wilmington, Delaware  19894-0001
          Attention: George MacKenzie,
                     Senior Vice President and CFO
          Telephone No.: 302-594-5175
          Facsimile No.: 302-594-7032

          with a required copy to:

          Hercules Incorporated
          Hercules Plaza
          1313 North Market Street
          Wilmington, Delaware  19894-0001
          Attention: Israel J. Floyd, Assistant General Counsel
                     and Corporate Secretary
          Telephone No.:  (302) 594-5128
          Facsimile No.:  (302) 594-7252
or to such other addresses as Hercules may from time to time designate in a notice pursuant to this Section 11.3.

          11.3.2 HNBV Notice Address. Notices and other communications to HNBV shall be sent to the following addresses:

          Hercules Nederland B.V.
          c/o Hercules Incorporated
          Hercules Plaza
          1313 North Market Street
          Wilmington, Delaware  19894-0001
          Attention: George MacKenzie,
                     Senior Vice President and CFO
          Telephone No.: 302-594-5175
          Facsimile No.: 302-594-7032

          with a required copy to:

          Hercules Incorporated
          Hercules Plaza
          1313 North Market Street
          Wilmington, Delaware  19894-0001
          Attention: Israel J. Floyd, Assistant General Counsel
                     and Corporate Secretary
          Telephone No.:  (302) 594-5128
          Facsimile No.:  (302) 594-7252

or to such other addresses as HNBV may from time to time designate in a notice pursuant to this Section 11.3.

          11.3.3 GRI Notice Address. Notices and other communications to GRI shall be sent to the following addresses:

               Givaudan-Roure (International) SA
               5, Chemin de la Parfumerie
               CH-1214 Vernier, Geneva
               Attention:  Othmar Vock
               Telephone No.:  011-41-22-780-9440
               Facsimile No.:  011-41-22-780-9152

               with a required copy to:

               Davis, Polk & Wardwell
               450 Lexington Avenue
               New York, New York  10017
               Attention:  Phillip R. Mills
               Telephone No.:  212-450-4618
               Facsimile No.:  212-450-5500

or to such other addresses as GRI may from time to time designate in a notice pursuant to this Section 11.3.

     11.4 Assignment. None of Hercules, HNBV or GRI shall assign this Purchase Agreement, or any rights hereunder, by operation of law or otherwise, without the prior written consent of the other parties hereto; provided, however, that GRI shall be entitled to assign its respective rights hereunder, in whole or from time to time in part, to one or more of its Affiliates, but no such assignment shall relieve GRI of any of its responsibilities or obligations hereunder.

     11.5 Waiver. No waiver of any provision hereof shall be effective unless such waiver is set forth in a writing signed by the party to be charged thereby, and then such written waiver shall be effective only in the instance and for the purpose specified therein. No failure or delay on the part of any party in exercising any right, power or privilege under this Purchase Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     11.6 Amendments. This Purchase Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Purchase Agreement and is signed by all of the parties hereto.

     11.7 Limitations on Rights of Third Parties. Nothing expressed or implied in this Purchase Agreement is intended or shall be construed to confer upon or give any person or entity other than Hercules, HNBV and GRI any rights under this Purchase Agreement; provided, however, that Roche shall be deemed a third party beneficiary of this Purchase Agreement with respect to the representations and warranties of Hercules and HNBV set forth in Article 3 hereof. Any claim brought by Roche against Hercules or HNBV with respect to such representations and warranties shall be subject to any defense which Hercules or HNBV, as the case may be, would have if it were GRI, rather than Roche, bringing such claim.

     11.8 Counterparts. This Purchase Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.9 Governing Law. This Purchase Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York of the United States of America, without giving effect to its conflict of law principles.

     11.10 Entire Agreement. This Purchase Agreement and the Wrap Agreement constitute and contain the entire agreements among Hercules, HNBV and GRI with respect to the subject matter hereof and thereof and supersede all other agreements, written or oral, made prior to the date hereof or contemporaneously herewith and relating to the transactions contemplated by the Transaction Documents. No representation, warranty, covenant or agreement relating to the transactions contemplated by this Purchase Agreement and the Wrap Agreement shall be binding upon any party hereto unless expressly set forth in this Purchase Agreement or the Wrap Agreement, and then only to the extent so provided in such agreements.

     IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the day and year first above written.

                              HERCULES INCORPORATED

                              By:__________________________
                              Name:________________________
                              Title:_______________________

                              HERCULES NEDERLAND B.V.

                              By:__________________________
                              Name:________________________
                              Title:_______________________

                              GIVAUDAN-ROURE (INTERNATIONAL) SA

                              By:___________________________
                              Name:_________________________
                              Title:________________________